Exhibit 10.20
APOLLO GROUP, INC.
DEFERRAL ELECTION PROGRAM FOR NON-EMPLOYEE BOARD MEMBERS
I.	PURPOSE OF PROGRAM.

This Deferral Election Program for Non-Employee Board Members (the “Program”) is designed to provide the non-employee members of the Board of Directors (the “Board”) of Apollo Group, Inc. (the “Corporation”) with the opportunity to defer all or a portion of the cash and stock-based compensation earned for their service on the Board. The Program is structured so as to comply with the applicable requirements of Section 409A of the Internal Revenue Code and the final Treasury Regulations thereunder and shall be effective for compensation earned for Board service on and after January 1, 2010.

II.	ELIGIBILITY.

Each non-employee Board member is eligible to participate in the Program.

III.	DEFERRAL OF CASH FEES

The following cash fees payable to an eligible Board member for each calendar year of Board service, beginning with the 2010 calendar year, may be deferred under the Program: (i) the annual retainer fee for service as a non-employee Board member and (ii) the annual retainer fee for service as a non-employee member of any Board committee. Such retainer fees for each calendar year for which the Program continues in effect shall hereinafter be collectively referred to as the “Annual Retainer Fee.”

Each non-employee Board member (“Participant”) may elect to defer the following percentages of the Annual Services Fees for any calendar year by completing and filing a Deferral Election Form for that calendar year with the Corporation:
•	up to one hundred percent (100%) of the Annual Retainer Fee for service on the Board and each Board committee on which the Participant serves.
Such deferral election must be filed on or before December 31 of the calendar year preceding the particular calendar year for which the Annual Retainer Fee subject to that election is to be earned. Each such election shall become irrevocable on that December 31 filing deadline and cannot be modified for any reason thereafter, except to the extent otherwise provided in Article VI below with respect to the method of payment. However, any individual who first joins the Board after the start of any calendar year while the Program is in effect will have a thirty (30)-day period measured from his or her commencement of Board service in which to file his or her initial deferral election under the Program with respect to Annual Retainer Fee to be earned for the period of Board or Board committee service measured from the first day of the calendar month following the filing of that election and ending with the last day of that calendar year.

A separate Deferral Election Account shall be established for each calendar year for which the Participant defers all or part of his or her Annual Retainer Fee. Accordingly, the Participant’s Deferral Election Account established for each calendar year shall be credited with the amount of the Annual Retainer Fee the Participant deferred for that year.
The Deferral Election Account established for a particular calendar year shall vest in twelve (12) successive equal monthly installments upon the Participant’s completion of each month of Board service during that calendar year.
Each Deferral Election Account shall be credited with notional investment gains, earnings and losses based on the notional investment funds made available for Participant selection under the Program, and each such Account shall be periodically adjusted to reflect those gains, earnings and loses, but not less frequently than monthly. The Corporation shall be under no obligation to make any such actual investments, and any investments so made shall be subject to the claims of the Corporation’s creditors, and no Participant shall have any ownership or other proprietary interest therein.
The Participant’s right to receive the balance credited to each of his or her Deferral Election Accounts shall at all times be an unfunded and unsecured right of a general creditor and shall accordingly be subject to the claims of the Corporation’s general creditors. The Participant may not transfer, assign, pledge or otherwise encumber his or her right to the Deferral Election Accounts, except that the Participant may designate one or more beneficiaries to receive the outstanding aggregate balance of all his or her Deferral Election Accounts at the time of his or her death.
IV.	DISTRIBUTION OF DEFERRAL ELECTION ACCOUNTS.

Distribution of each of the Participant’s Deferral Election Accounts shall, to the extent vested, be made or commence on the thirtieth (30th) day following the Participant’s cessation of Board service or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which such cessation of Board service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such cessation of Board service. Each subsequent annual installment of an installment distribution shall be paid on the anniversary date of the initial installment payment.

The distribution from each separate Deferral Election Account of the Participant shall be made in cash either in the form of a single lump sum or in up to ten (10) annual installments, as the Participant may elect in his or her Deferral Election Form for the calendar year to which that particular Deferral Election Account pertains. If an installment distribution is elected, then the amount of each annual installment shall be determined by dividing the balance credited to the Deferral Election Account immediately prior to the distribution by the number of remaining installments, including the installment to be made at that time. The portion of any Deferral Election Account in which the Participant is not vested at the time of his cessation of Board service will be forfeited.

Should the Participant die with an outstanding balance credited to one or more of his or her Deferral Election Accounts, then the aggregate unpaid balance of those Deferral Election Accounts will be paid in a lump sum to the Participant’s designated beneficiary or beneficiaries under the Plan not later than the later of (i) the end of the calendar year in which the Participant’s death occurs or (ii) the 15th day of the third calendar month following the date of the Participant’s death.
V.	DEFERRAL OF RESTRICTED STOCK UNIT AWARDS

Each non-employee Board member may, prior to the start of any calendar year, beginning with the 2010 calendar year, elect to defer the issuance of the following number of shares of the Corporation’s Class A common stock in which that Board member vests under the restricted stock unit award made to him or her during that calendar year in his or her capacity as a non-employee Board member:
     (i) a designated percentage of the shares of the Corporation’s Corporation Class A common stock underlying that restricted stock unit award that is a multiple of ten percent, up to a maximum of one hundred percent; or
     (ii) the number of shares of the Corporation’s Class A common stock with an aggregate fair market value, as measured on the effective date of the restricted stock unit award, of any multiple of one thousand dollars, with any fractional share resulting from such election to be rounded up to the next whole share.
The shares of the Corporation’s Class A common stock in which the non-employee Board member vests under the portion of the restricted stock unit award subject to his or her deferral election for a particular calendar year shall be issued to such Board member in accordance with the designation made by him or her at the time the deferral election for that calendar year award is filed. The following forms of distribution may be designated:
     (i) lump sum distribution, or
     (ii) payment in a series of successive equal annual installments over a term of years not to exceed ten years.
The lump sum distribution shall be made, or the installment distribution shall commence, on the thirtieth (30th) day following the Participant’s cessation of Board service or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which such cessation of Board service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such cessation of Board service. Each subsequent annual installment of an elected installment distribution will be paid on the anniversary date of the initial installment payment.

The Participant may designate one or more beneficiaries to receive the deferred and unissued portion of each of his or her restricted stock unit awards deferred under the Program at the time of his or her death. In such event, the shares of the Corporation’s Class A common subject underlying the vested portion of those deferred restricted stock unit awards will be issued in a lump sum to such designated beneficiary or beneficiaries not later than the later of (i) the end of the calendar year in which the Participant’s death occurs or (ii) the 15th day of the third calendar month following the date of his or her death..
VI.	MISCELLANEOUS PROVISIONS

A Participant may modify the method of payment or distribution in effect for any item of deferred compensation under this Program by filing a new election form, provided that (i) the new election must be made at least twelve (12) months in advance of the date on which such payment or distribution would otherwise be made or commence in the absence of the new election, (ii) the new election shall have no force or effect until the end of the twelve (12)-month period measured from the filing date, and (iii) the payment or distribution pursuant to the new election must be deferred for at least an additional five (5) years beyond the date on which it would otherwise be made or commence in the absence of that new election. For purposes of Section 409A of the Internal Revenue Code, an installment distribution under the Program shall be treated as a right to a single payment, and not as a right to a series of separate payments.

The Corporation shall not have any obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the balances credited to such Accounts, nor shall the Corporation be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its obligations under the Plan. However, the Corporation may, in its sole discretion, implement a grantor trust under the federal income tax laws to provide a source of funds that the Corporation may utilize in whole or in part to meet its liabilities under the Program.

The Program is intended to constitute an unfunded deferred compensation arrangement for the non-employee Board members, and all rights hereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of Arizona without resort to its conflict-of-laws provisions. If any provision of this Program shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Program shall continue in full force and effect.

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